UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under Section
                       12 (g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-14217


                           MICROCAP LIQUIDATING TRUST
                     (Successor to The MicroCap Fund, Inc.)
            (Exact name of registrant as specified in its charter)


                              c/o Raymond S. Troubh
                        Ten Rockefeller Plaza, Suite 712
                               New York, New York
                                      10020
                                 (800) 821-0905
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          UNITS OF BENEFICIAL INTEREST
             (Title of each class of securities covered by this form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(ii)  [   ]
     Rule 12g-4(a)(1)(ii)  [   ]        Rule 12h-3(b)(2)(i)   [   ]
     Rule 12g-4(a)(2)(i)   [   ]        Rule 12h-3(b)(2)(ii)  [   ]
     Rule 12g-4(a)(2)(ii)  [   ]        Rule 15d-6            [   ]
     Rule 12h-3(b)(1)(i)   [X]

  Approximate number of holders of record as of the certification or notice date: NONE


         Pursuant to the requirements of the Securities Exchange Act of 1934, MicroCap Liquidating Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                            MICROCAP LIQUIDATING TRUST

                                            By:  Raymond S. Troubh, Trustee

                                            By:

                                            By: /s/    Raymond S. Troubh
                                                   Raymond S. Troubh
                                                   Trustee

Date:  August 24, 2001